Compensation Arrangements for the Named Executive Officers

              Set forth below is a summary of the compensation paid by Elizabeth Arden, Inc. (the "Company") to its named executive officers (defined in Regulation S-K Item 402(a)(3) and as set forth in the Company's Proxy Statement dated May 14, 2004 (the "Named Executives")) in their current positions as of the date of filing of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the "Form 10-Q"). All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors (the "Board"), subject only to the terms of the Severance and Change in Control Arrangement for Senior Executives described below.

Base Salary

              Effective April 1, 2005, the Named Executives are scheduled to receive the following annual base salaries in their current positions:

Named Executive	Position	Salary($)

E. Scott Beattie	Chairman of the Board and Chief Executive Officer	700,000
Paul West	President and Chief Operating Officer	475,000
Stephen J. Smith	Executive Vice President and Chief Financial Officer	350,000
Ronald Rolleston	Executive Vice President, Global Marketing	320,000
Joel B. Ronkin	Executive Vice President and Chief Administrative Officer	295,000

Annual Management Bonus Program and Long-Term Incentive Plans

Cash Bonuses

              The Named Executives are eligible to participate in the Company's Fiscal 2005 Management Bonus Program (the "Bonus Program"). Under the Bonus Program, an eligible participant's cash bonus is based on the Company's performance during fiscal 2005 measured by its EBITDA (defined as the Company's net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization expense) target (absent one-time or extraordinary charges) and earnings per share ("EPS") levels. Cash bonus payments are based on the Named Executives par bonus percentage and the Company's achievement of its EBITDA and/or EPS targets, net of bonus payouts under the Bonus Program, established by the Board based on the recommendations of the Compensation Committee. Cash bonuses are determined after the results for the fiscal year ended June 31, 2005 are finalized and then approved by the Compensation Committee. The following table sets forth the par bonus percentages for the Named Executives under the Bonus Program:

Named Executive	Position	Percentage of Base Salary Payable if Threshold Level(1) is Achieved(2)	Percentage of Base Salary Payable if Goal Level is Achieved(2)	Percentage of Base Salary Payable if Superior Level(3) is Achieved(2)

E. Scott Beattie	Chairman of the Board and Chief Executive Officer	37.5%	75%	150%
Paul West	President and Chief Operating Officer	32.5%	65%	130%
Stephen J. Smith	Executive Vice President and Chief Financial Officer	25%	50%	100%
Ronald Rolleston	Executive Vice President, Global Marketing	25%	50%	100%
Joel B. Ronkin	Executive Vice President and Chief Administrative Officer	25%	50%	100%

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(1)   The Threshold Level is set at $5,000,000 less than the Goal Level EBITDA target.

(2)   The bonus payout also may be increased by 10% if the Company's annual EPS target is achieved or decreased by 10% if such target is not achieved. Also, if EBITDA falls between any specified level or exceeds the Superior Level, the bonus percentage will be determined by interpolation (in $500,000 EBITDA increments). No Bonus Program payment can exceed more than two times an employee's salary regardless of the extent to which the Company may exceed its EBITDA target.

(3)   The Superior Level is set at $5,000,000 more than the Goal Level EBITDA target.

Long Term Incentive Plans

              The Named Executives participate in the Company's long-term incentive program (the "LTI Program"), which currently involves the award of stock options, performance-based restricted stock and market-based restricted stock as determined by the Compensation Committee pursuant to the Company's 2004 Stock Incentive Plan (filed as Annex E as part of the Company's Proxy Statement dated May 14, 2004). Under the LTI Program, target annual long-term incentives ("LTI"), as a percent of salary, for the following Named Executives for fiscal 2005 are as set forth in the following table:

Named Executive	Position	Target LTI %

E. Scott Beattie	Chairman of the Board and Chief Executive Officer	225%
Paul West	President and Chief Operating Officer	165%
Stephen J. Smith	Executive Vice President and Chief Financial Officer	100%
Ronald Rolleston	Executive Vice President, Global Marketing	100%
Joel B. Ronkin	Executive Vice President and Chief Administrative Officer	100%

              While the allocation of the LTI components fluctuate from time-to-time, LTI is planned to be allocated one-third to stock options, one-third to performance-based restricted stock and one-third to market-based restricted stock based on a value of the equity awards as determined by the Compensation Committee. Actual LTI grants may vary from the target LTI percentages based on the Compensation Committee's assessment of the Named Executive's job responsibilities, individual performance and market conditions. Stock Options and performance based restricted stock grants for the Named Executives will be determined and approved at the end of fiscal 2005 by the Compensation Committee, in its discretion, based upon the Company's year end results as of June 30, 2005.

              On March 22, 2005, the Company granted 398,800 shares of market-based accelerated restricted stock ("MBRS") to 16 managerial employees of the Company consistent with the terms of the performance accelerated restricted stock ("PARS") which vested on March 22, 2005. The MBRS vest only if the Company's total shareholder return surpasses the total shareholder return of the Russell 2000 Index over a three, four, five or six-year period from the date of grant. The following Named Executives received the following awards:

Named Executive	Position	MBRS Awarded

E. Scott Beattie	Chairman of the Board and Chief Executive Officer	108,000
Paul West	President and Chief Operating Officer	54,000
Stephen J. Smith	Executive Vice President and Chief Financial Officer	18,000
Ronald Rolleston	Executive Vice President, Global Marketing	24,000
Joel B. Ronkin	Executive Vice President and Chief Administrative Officer	27,000

Benefit Plans and Other Arrangements

             In their current positions, the Named Executives are eligible to:

*

Participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than with respect to the Company's CEO) the Amended 2002 Employee Stock Purchase Plan (filed as Exhibit 10.4 to the Company's 10-Q for the quarter ended April 26, 2003).

*	Participate in a Severance and Change in Control Arrangement for Senior Executives described below.
*	Receive certain perquisites offered by the Company to executives, including an automobile allowance, and (excluding Mr. Smith) participate in an executive disability program.

Severance and Change in Control Arrangements

              Each of our Named Executives is entitled to benefits under a severance and change in control arrangement. Under the arrangement, the Named Executive receives severance benefits, based on his or her position and responsibility, in the event the executive's employment is terminated without "cause" and is not the result of a resignation or death. Currently, the severance benefit for the Named Executives is as follows: (a) Mr. Beattie, 24 months of base salary; (b) Mr. West, 18 months of base salary; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; and (d) Messrs. Rolleston and Ronkin, 12 months of base salary.

              Under the change in control arrangement, a severance benefit is paid based on a "base amount" in the event there is an actual or constructive termination of employment (e.g., decrease in pay or job responsibility) following a change in control, except as noted below. "Base amount" is the average base salary plus average cash bonus the executive has received over the most recent five-year period. The monthly base amount is the base amount divided by twelve. Currently, the severance benefit due to a change in control for the Named Executives is as follows: (a) Mr. Beattie, 35.88 months of monthly base amount; (b) Mr. West, 24 months of monthly base amount; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; and (d) Messrs. Rolleston and Ronkin, 18 months of monthly base amount.